As filed with the Securities and Exchange Commission on February 2, 1998


                                                        Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                    THE FIRST AMERICAN FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

         CALIFORNIA                         6361                 95-1068610
(State or Other Jurisdiction    (Primary Standard Industrial  (I.R.S. Employer
of Incorporation of Organization)  Classification Code No.)  Identification No.)

                             114 EAST FIFTH STREET
                        SANTA ANA, CALIFORNIA 92701-4622
                                 (800) 854-3643

     (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

        MARK R ARNESEN, ESQ.                              (Copy to)
            SECRETARY                                  NEIL W. RUST, ESQ.
THE FIRST AMERICAN FINANCIAL CORPORATION              WHITE & CASE, LLP
      114 EAST FIFTH STREET                         633 WEST FIFTH STREET
   SANTA ANA, CALIFORNIA 92701                 LOS ANGELES, CALIFORNIA 90071
         (714) 558-3211                                (213) 620-7700
(Name, Address, Including Zip Code, and Telephone
 Number, Including Area Code, of Agent For Service)

     Approximate date of commencement of proposed sale to the public: from time to time after this registration statement becomes effective as determined by transaction objectives.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ( )

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ) Registration No.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ) Registration No.


                                              CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                                          Proposed               Proposed
                                                 Amount                    Maximum                Maximum              Amount of
   Title of Each Class of Securities              To Be                Aggregate Price           Aggregate           Registration
           To Be Registered                    Registered                Per Unit(1)         Offering Price(1)          Fee(1)
----------------------------------------------------------------------------------------------------------------------------------
    Common stock, $1.00 par value           2,500,000 shares           $48.53                 $121,325,000            $35,791
==================================================================================================================================

    (1) ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE IN ACCORDANCE WITH RULE 457(C) UNDER THE SECURITIES ACT OF 1933, BASED ON THE AVERAGE OF THE HIGH AND LOW PRICES OF THE COMMON STOCK REGISTERED ON THE NEW YORK STOCK EXCHANGE AS OF JANUARY 26, 1998.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                             2,500,000 COMMON SHARES

                    THE FIRST AMERICAN FINANCIAL CORPORATION


     This Prospectus relates to the offer from time to time by The First American Financial Corporation (the "Company") of up to 2,500,000 Common shares, $1.00 par value, of the Company (the "Stock"), upon terms to be determined at the time of each such offering. The Stock is to be offered directly by the Company in one or more of the following categories of transactions: (i) exchange transactions in which the Company offers Stock to holders ("Debt Holders") of promissory notes previously issued by the Company or its subsidiaries as total or part consideration for the acquisition by the Company or its subsidiaries of one or more businesses from Debt Holders (such debt "Acquisition Debt" and such a transaction an "Acquisition Debt Offer"); (ii) transactions in which the
Company offers Stock to those shareholders of partially owned subsidiaries previously acquired by the Company or its subsidiaries (w) in lieu of rights under certain "earn-out" agreements, (x) that exercise their right to sell all or part of their share holdings to the Company or its subsidiaries (a "Put Right"), (y) that exchange all or a part of their shareholdings of stock in a subsidiary of the Company for Stock pursuant to an offer made by the Company (a "Tender Offer") or (z) upon the Company's exercise of certain call rights with regard to the stock of its subsidiaries owned by those shareholders; and (iii) transactions ("Acquisition Transactions") in which the Company offers Stock in connection with the acquisition of the assets of, or ownership interests in, certain entities engaged in the same or similar lines of business as the Company or any of its subsidiaries. In the case of Acquisition Transactions, the consideration to be paid by the Company or its subsidiaries may also include cash, promissory notes, other evidences of indebtedness, guarantees, assumption of liabilities, tangible or intangible property, or a combination thereof, as determined through negotiations between the Company and the owners or controlling persons of the assets or ownership interests to be acquired.

     The Company contemplates that the terms of an acquisition will be determined by negotiations between the Company's representatives and the owners or controlling persons of the assets or ownership interests to be acquired. Factors taken into account in acquisitions may include, among other relevant factors, the quality and reputation of the business, the assets, liabilities, results of operations and cash flows for the business, the quality of its management and employees, its earnings potential, the geographic locations of the business and the market value of the Stock of the Company.

The Company anticipates that shares of Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Stock.

(cover page continued)

     The Company does not expect that underwriting discounts or commissions will be paid, except that finders fees may be paid to persons from time to time in connection with specific acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

     Stock issued pursuant to this Prospectus, and any applicable supplement to this Prospectus (a "Supplement") or post-effective amendment hereto (a "Post-Effective Amendment") may be reoffered pursuant hereto by the holders thereof (the "Selling Stockholders") from time to time in transactions on the open market, in negotiated transactions, through the writing of options on such shares of Stock or through a combination of such methods of sale, at negotiated prices, fixed prices which may be changed, market prices prevailing at the time of sale or prices relating to such prevailing market prices. See "Selling Stockholders."

THE STOCK IS TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "FAF." ON JANUARY 26, 1998, THE CLOSING PRICE OF THE STOCK ON THE NEW YORK STOCK EXCHANGE WAS $48.88 PER SHARE.

SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS [_____], 1998.

(inside cover page)

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE SUPPLEMENT OR POST EFFECTIVE AMENDMENT IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SHARES OF STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE STOCK OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR ANY SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATE OF THE DOCUMENT CONTAINING SUCH INCORPORATED INFORMATION, AS THE CASE MAY BE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 2, 1998.



                                TABLE OF CONTENTS

Available Information.........................................................2
Incorporation by Reference....................................................2
Risk Factors..................................................................3
The Company...................................................................4
         Overview.............................................................4
         Business Segments....................................................5
         Recent Developments..................................................8
         Summary Historical Consolidated Financial Data......................10
The Proposed Transactions....................................................12
Selling Stockholders.........................................................12
Tax Matters..................................................................13
Legal Matters................................................................20
Experts......................................................................20

(inside cover page continued)


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding the Company. In addition, such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which the shares of Stock of the Company are listed.

     This Prospectus constitutes part of a Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto. For further information concerning the Company and the Stock offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith which may be obtained at the Commission's offices whose addresses are listed above. The Registration Statement has been filed electronically and may be obtained at the Commission's Web site listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The Company hereby states that the documents  listed in (1), (2), (3), (4),
(5), (6), (7), (8) and (9) below are incorporated by reference in this Prospectus, and all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed

(inside cover page continued)

to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

          (3) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

          (4) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

          (5)  The Company's Report on Form 8-K dated November 7, 1997;

          (6)  The Company's Report on Form 8-K dated January 23, 1998;

          (7)  The Company's Report on Form 8-K dated January 27, 1998;

          (8) The description of the Stock contained in the Company's Registration Statement on Form 8-A registering its Common shares, par value $1.00 per share, under Section 12(b) of the Exchange Act, dated November 23, 1983; and

          (9) the description of certain Rights to Purchase Series A Junior Participating Preferred Shares which may be transferred with the Company's Common shares, which description is contained in the Company's Registration Statement on Form 8-A, under Section 12(b) of the Exchange Act, dated November 7, 1997.

     This Prospectus incorporates documents be reference which are not presented herein or delivered herewith. These documents are available upon request from Mark R Arnesen, Vice President and Secretary, The First American Financial Corporation, 114 East Fifth Street, Santa Ana, California 92701-4642; telephone number (714) 558-3211.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus and any applicable Supplement, investors should consider carefully the following risk factors before making an investment in the Stock. To the extent any of the information contained or incorporated by reference in this Prospectus constitutes a "forward-looking statement" as defined in Section 21E(i)(1) of the Exchange Act, the risk factors set forth below are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement.

VOLATILITY OF STOCK PRICE

     The market price of the Stock could be subject to significant fluctuations in response to variations in financial results or announcements of material events by the Company or its competitors. Regulatory changes, developments in the real estate services industry or changes in general conditions in the economy or the financial markets could also adversely affect the market price of the Stock.

CYCLICAL NATURE OF REAL ESTATE MARKET

     Resales and refinancings of residential properties constitute the major source of the Company's revenues. Real estate activity is cyclical in nature and is affected greatly by the cost and availability of long term mortgage funds. Real estate activity and, in turn, the Company's revenue base, can be adversely affected during periods of high interest rates and/or limited money supply. However, this adverse effect is mitigated in part by the continuing diversification of the Company's operations into areas outside of its traditional title insurance business.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     The Company has pursued and intends to continue to pursue acquisitions of real estate service industry related businesses as a key component of its growth strategy. Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements and combining disparate company cultures and facilities, which could adversely affect the Company's operating results. The success of any completed acquisition will depend in part on the Company's ability to integrate effectively the acquired businesses into the Company. The process of integrating such acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's financial and other resources. No assurance can be given that additional suitable acquisition candidates will be identified, financed and purchased on acceptable terms, or that recent acquisitions or future acquisitions, if completed, will be successful.

THE SHAREHOLDER RIGHTS PLAN

     On October 23, 1997 the Board of Directors of the Company authorized the implementation of the Shareholder Rights Plan (the "Plan") which is implemented through the Rights Agreement between the Company and the Wilmington Trust Company as Rights Agent. The Plan may make a change in control of the Company more difficult to effect, even if a change in control is in the shareholders' best interest.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company is dependent upon the continued services of the Company's senior management, particularly its President, Parker S. Kennedy, its Chairman and Director, D.P. Kennedy, and its Executive Vice President and Chief Financial Officer, Thomas A. Klemens. The loss of the services of any of these individuals could have a material adverse effect on the Company's financial position and results of operations. The Company's success also depends on its ability to attract and retain other highly qualified managerial personnel.

YEAR 2000 COSTS

     Currently, many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company and third parties with which the Company does business rely on numerous computer programs in their day to day operations. The Company is evaluating the Year 2000 issue as it relates to the Company's internal computer systems and third party computer systems with which the Company interacts. The Company expects to incur internal staff costs as well as consulting and other expenses related to these issues; these costs will be expensed as incurred. In addition, the appropriate course of action may include replacement or an upgrade of certain systems or equipment at a substantial cost to the Company. There can be no assurance that the Year 2000 issues will be resolved in 1998 or 1999. The Company may incur significant costs in resolving its Year 2000 issues. If not resolved, this issue could have a significant adverse impact on the Company's operations.

GOVERNMENT REGULATION

     The insurance industry is subject to extensive governmental regulation. Applicable laws and their interpretation vary from state to state and are enforced with broad discretion. There can be no assurance that any review of the Company's operations and business relationships by courts or other regulatory authorities will not result in determinations that could adversely affect the Company or that the regulatory environment will not change to restrict the Company's existing or future operations.


                                   THE COMPANY

OVERVIEW

     The Company was organized in 1894 as Orange County Title Company, succeeding to the business of two title abstract companies founded in 1889 and operating in Southern California. In 1924, the Company commenced issuing title insurance policies. In 1986, the Company began a diversification program by acquiring and developing financial service businesses closely related to the real estate transfer and closing process. The Company is a California corporation whose executive offices are located at 114 East Fifth Street, Santa Ana, California 92701-4642, and its telephone number is (714) 558-3211.

     The Company, through its subsidiaries, is engaged in the business of providing real estate-related financial and informational services, including title insurance, real estate tax monitoring, mortgage credit reporting, flood zone determination, mortgage loan servicing systems, property information, home warranty services, appraisal services and mortgage document preparation to real property buyers and mortgage lenders. The Company also provides trust and limited banking services.

     Through growth and acquisitions, the Company believes it has become the United States' largest provider of real estate-related financial and informational services. The Company has assembled an array of companies which, together, provide comprehensive services to the mortgage industry, commercial and residential real estate developers, home buyers and other customers.


BUSINESS SEGMENTS

         TITLE INSURANCE

     Title insurance policies are insured statements of the condition of title to real property, showing priority of ownership as indicated by public records, as well as outstanding liens, encumbrances and other matters of record, and certain other matters not of public record. Policies are issued based on a title report prepared after a search of public records, maps, and documents and are typically issued when a title is transferred.

     Unlike other types of insurance policies, title insurance policies do not insure against future risk. Before issuing title policies, title insurers seek to limit their risk of loss by accurately performing title searches and examinations. The major expenses of a title company relate to such searches and examinations, the preparation of preliminary reports or commitments and the maintenance of title plants, and not from claim losses as in the case of property and casualty insurers. See "--Recent Developments" below.

     The Company, through First American Title Insurance Company and its other subsidiaries, transacts its title insurance business through a network of more than 300 branch offices and more than 4,000 independent agents. In 1996, the Company's title insurance operations generated $1.29 billion in revenues.

         REAL ESTATE INFORMATION SERVICES

     In recent years management has developed a strategy to be a "one-stop" real estate information service company. To this end, in 1991 the Company acquired what was believed to be the second largest tax service company, and in 1995 acquired what were believed to be, in each case, the largest mortgage credit reporting company and the largest flood zone determination company, in the United States. The Company acquired Strategic Mortgage Services, Inc. in May, 1997 ("SMS"). SMS operates in lines of business similar to those of the Company. The acquisition of SMS has strengthened the Company's appraisal and credit reporting services, and has added a new line of business, mortgage document preparation. On January 1, 1998, the Company and its real estate information service subsidiaries (other than Excelis Inc.) (the "Real Estate Information Subsidiaries") consummated a joint venture transaction with Experian Information Solutions, Inc. ("Experian"), pursuant to which First American Real Estate Solutions LLC ("FARES") was established. Under the joint venture transaction, the Real Estate Information Subsidiaries contributed substantially all of their assets and liabilities to FARES in exchange for an 80% ownership interest and Experian transferred substantially all of the assets and liabilities of its Real Estate Solutions division ("RES") to FARES in exchange for a 20% ownership interest. RES is believed to be the nation's foremost supplier of core real estate data, providing, among other things, property valuation information, title information, tax information and imaged title documents. As a result of this joint venture transaction, the Company believes that FARES will become the nation's largest and most diverse provider of information technology and decision support solutions for the mortgage and real estate industries.

     The Company's real estate information service products generate higher margins than its title insurance products. The majority of pre-tax profits generated by the Company from non-title business is derived from the real estate services business, which generated $52.6 million in pre-tax profits in 1996 and $247.8 million in revenues. Approximately 40% of the Company's pre-tax profits in 1996 were derived from its real estate information services businesses. These businesses are not regulated and hence not constrained by dividend statutes enforceable by the states in which the Company operates its title business or by constraints imposed by California on the Company's trust and banking business.

     First American Real Estate Information Services, Inc. ("FAREIS") has grown from its tax service origins into a diversified mortgage services company. FAREIS and its subsidiaries now serve mortgage originators, mortgage servicers, title companies, real estate attorneys, consumers as well as non-lending entities. The business was initially established in 1987 to advise real property mortgage lenders as to the status of tax payments on real property securing their loans. The Company's real estate information services also includes mortgage and other credit reporting services, flood zone determinations, mortgage loan servicing systems, property inspections, appraisal services and mortgage document preparation.

     The tax service business includes both real estate tax reporting as well as tax outsourcing and tax certification. The Company's tax service business reports on 11 million properties annually and is believed to be the second largest provider of tax services to the real estate market. The Company works with over 22,000 taxing authorities nationwide.

     First American CREDCO, Inc. ("CREDCO"), the Company's mortgage credit reporting entity, is believed by the Company to be the largest provider of these services in the United States and processes over 500,000 credit reports per month. CREDCO provides residential mortgage credit reports, prequalifying reports, merged credit data, resident screening services, business reports, credit scoring tools and personal credit reports. CREDCO has recently branched into the consumer lending and risk scoring areas, providing credit reporting and information management services to automobile dealers, consumers and home equity lenders nationwide. Approximately 20% of CREDCO's 1996 revenues were from non-real estate related sources.

     The Company is the leading provider of flood zone determinations. Flood reporting services consist of a broad range of information required by regulatory agencies regarding properties in relation to flood zones. This business currently processes over 350,000 flood determinations per month.

     The property/field services business consists of processing single family home inspections and conducting field interviews with delinquent mortgagors and monitoring the condition of properties and assuring timely property preservation. The Company's acquisition in December 1996 of Ward Associates places the Company among the leaders in this business.

     The appraisal services business utilizes leading technology to provide national mortgage lenders with property-relative value assessments. The appraisal services business operates throughout the United States. Electronic appraisals are supplemented with qualified local appraisers.

     In April 1996, the Company acquired the Excelis Mortgage Loan Servicing System ("Excelis MLS"), now known as Excelis, Inc. Excelis MLS is the only commercially available real-time on-line servicing system that has been developed since 1990 to meet increasingly sophisticated market demands. The software employs rules-based technology which enables the user to customize the system to fit its individual servicing criteria and policies.

     In May 1997, the Company purchased all of the operations of SMS, other than SMS' flood zone determination business. SMS is a leading provider of real estate information services to the U.S. mortgage and title insurance industries. The acquired businesses include SMS' credit division, which the Company believes is the third largest provider of U.S. mortgage credit information; SMS' property appraisal division, which the Company believes is the second largest provider of U.S. appraisal services; SMS' title division, which provides title and closing services throughout the United States, servicing primarily second mortgage originators; SMS' settlement services business, which provides title plant systems and accounting services, as well as escrow closing software, to the title industry; and a controlling interest in what is believed by the Company to be the largest mortgage document preparation firm.

         HOME WARRANTY

     The Company currently owns 79% of its home warranty business, with the remaining balance owned by management of this subsidiary. The home warranty business issues one-year warranties which protect homeowners against defects in household systems and appliances such as plumbing, water heaters, and furnaces. The warranties issued are for household systems and appliances only, not for the homes themselves. The Company's home warranty business currently operates in certain counties of Arizona, California, Nevada, North Carolina, South Carolina, Texas and Washington.

The Company believes its home warranty business is the second largest in the United States based on contracts under service. First American has realized a 35% growth rate in the last two years in its home warranty business, generating $41.9 million in revenues in 1996.

         TRUST AND THRIFT

     Since 1960, the Company has conducted a general trust business in California. In 1985, the Company formed a banking subsidiary into which its subsidiary trust operation was merged. As of December 31, 1996, the trust operations were administering fiduciary and custodial assets having a market value in excess of $1 billion.

     During 1988, the Company, through a majority owned subsidiary, acquired an industrial loan corporation (the "Thrift") that accepts thrift deposits and uses deposited funds to originate and purchase loans secured by commercial properties in Southern California. The loans made by the Thrift currently range in amount from $12,000 to $1,000,000, with an average loan balance of $247,000. Loans are made only on a secured basis, at loan-to-value percentages no greater than 75%. The Thrift specializes in making commercial real estate loans and financing commercial equipment leases. In excess of 91% of the Thrift's loans are made on a variable rate basis. The average yield on the Thrift's loan portfolio as of December 31, 1996, was 11%. The Thrift's average loan is 60 months in duration. Current deposits total $51.3 million and the loan portfolio totals $54.3 million.


RECENT DEVELOPMENTS

     On October 23, 1997 the Board of Directors of the Company authorized the implementation of the Shareholder Rights Plan (the "Plan") which is implemented through the Rights Agreement between the Company and the Wilmington Trust Company, as Rights Agent. The Company believes that the Plan will help the Company protect itself against disruptive hostile takeover actions contrary to the long-term interest of its shareholders. See also the Company's Report on Form 8-K dated November 7, 1997 and incorporated by reference herein.

     On December 11, 1997, the Board of directors of the Company declared a three-for-two stock split to shareholders of record on January 1, 1998. The Stock commenced trading on a post-split basis on January 16, 1998. See also the Company's Report on Form 8-K dated January 23, 1998 and incorporated by reference herein.

AS OF THE DATE OF THIS PROSPECTUS, THE FINANCIAL DATA INCORPORATED BY REFERENCE, IS PRE-STOCK SPLIT DATA. FINANCIAL DATA APPEARING IN THIS PROSPECTUS AND IN SUBSEQUENT DISCLOSURES BY THE COMPANY, INCLUDING DISCLOSURES REQUIRED BY
APPLICABLE EXCHANGE ACT REPORTING REQUIREMENTS AND INCORPORATED BY REFERENCE HEREIN, IS POST-STOCK SPLIT DATA. CARE SHOULD BE TAKEN TO DISTINGUISH THE TWO.

     On January 1, 1998, the Company and its Real Estate Information Subsidiaries consummated a joint venture transaction with Experian, pursuant to which First American Real Estate Solutions LLC ("FARES") was established. Under the joint venture transaction, the Real Estate Information Subsidiaries contributed substantially all of their assets and liabilities to FARES in exchange for an 80% ownership interest and Experian transferred substantially all of the assets and liabilities of its RES division to FARES in exchange for a 20% ownership interest. RES is believed to be the nation's foremost supplier of core real estate data, providing, among other things, property valuation information, title information, tax information and imaged title documents. As a result of this joint venture transaction, the Company believes that FARES will become the nation's largest and most diverse provider of information technology and decision support solutions for the mortgage and real estate industries. See also the Company's Report on Form 8-K dated January 27, 1998 and incorporated by reference herein.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

                  THE FINANCIAL DATA BELOW IS POST-STOCK SPLIT
                    DATA. SEE "--RECENT DEVELOPMENTS" ABOVE.

     The summary below should be read in connection with the financial information included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, each of which is incorporated by reference herein.

                                                                                                               Nine Months Ended
                                                         Year Ended December 31,                                 September 30,
                                   -------------------------------------------------------------------------------------------------
                                     1992           1993           1994            1995         1996          1996          1997
                                     ----           ----           ----            ----         ----          ----          ----
INCOME STATEMENT DATA:                                                (Dollars in thousands, except per share data)
Revenues
  Operating revenues             $1,102,385     $1,379,781     $1,356,946     $1,227,185    $1,571,168    $1,151,279    $1,315,053
  Investment and other
  income                             13,082         18,645         19,447         23,031        26,398        20,775        20,046
                                 ----------     ----------     ----------     ----------    ----------     ---------     ---------
                                  1,115,467      1,398,426      1,376,393      1,250,216     1,597,566     1,172,054     1,335,099
                                 ----------     ----------     ----------     ----------    ----------     ---------     ---------
Expenses:
  Salaries and other
  personnel costs                   339,229        397,902        423,328        431,984       531,250       385,869       467,033
  Premiums retained by
   agents                           378,547        504,375        533,598        413,444       516,593       372,856       396,114
  Other operating expenses          188,361        222,934        232,532        260,611       327,744       240,261       295,897
  Provision for title losses
  and other claims                   98,214        125,588        110,230         90,387        86,487        67,488        65,589
  Depreciation and
  amortization                       15,114         16,333         19,796         18,002        22,207        15,886        20,098
  Interest                            6,038          4,419          6,267          6,242         4,796         3,783         6,972
  Minority interest                   4,893          5,267          2,944          2,132         2,624         2,151          2,287
                                 ----------     ----------     -----------    -----------   -----------    ---------     ---------
                                  1,030,396      1,276,818      1,328,695      1,222,802     1,491,701     1,088,294     1,253,990
                                 ----------     ----------     -----------    -----------   -----------    ---------     ---------


Income before premium and
income taxes                        85,071        121,608          47,698         27,414       105,865        83,760       81,109
Premium taxes                       13,613         17,617          15,453         13,627        16,676        12,382       12,555
                                 ---------      ---------       ---------      ---------     -----------    --------      --------
Income before income taxes          71,458        103,991          32,245         13,787        89,189        71,378       68,554
Income taxes                        28,200         41,900          13,300          6,200        35,600        29,600       26,600
                                 ---------      ---------       ---------      ---------     -----------    --------      --------
Income before cumulative
effect  of a change in
accounting for income taxes         43,258         62,091          18,945          7,587        53,589        41,778       41,954




                                                                                                               Nine Months Ended
                                                         Year Ended December 31,                                 September 30,
                                   ------------------------------------------------------------------------------------------------
                                     1992           1993           1994            1995         1996          1996          1997
                                     ----           ----           ----            ----         ----          ----          ----




Cumulative effect of a change
in accounting for income

taxes                                   --            4,200             --            --              --           --            --
                                  ----------       ----------     ----------   -----------     -----------    ----------  ---------
Net income                        $   43,258       $   66,291     $   18,945   $     7,587     $    53,589    $  41,778   $  41,954
                                  ==========       ==========     ==========   ===========     ===========    =========   =========

PER SHARE DATA:*
Income before cumulative
effect of a change in

accounting for income taxes       $    3.03        $     3.65     $     1.11   $     0.45      $    3.12      $   2.43     $   2.41
Cumulative effect of a change
in accounting for income
taxes                                    --             0.24             --           --              --           --            --
                                ------------     ------------    -----------   -----------    -----------     ---------    ---------
Net income per share             $     3.03       $      3.89    $     1.11    $     0.45      $     3.12     $   2.43     $   2.41
                                 ==========       ===========     ==========    ==========     ==========     ========


                                                                December 31,                                   September 30,
                                ----------------------------------------------------------------------------------------------------
                                    1992           1993            1994          1995          1996         1996          1997
                                    ----           ----            ----          ----          ----         ----          ----

BALANCE SHEET DATA:                                                    (Dollars in thousands, except per share data)

Cash and invested assets          $  308,083    $  359,127     $   368,999  $  340,089     $  364,620      $357,445       $384,900
                                  ==========    ==========     ===========  ==========     ==========      =-------

Total assets                      $  691,279    $  786,448     $   828,649  $  873,778     $  979,794      $960,179     $1,139,944
                                  ==========    ==========     ===========  ==========     ==========      --------

Notes and contracts               $   81,981    $   85,022     $    89,600  $   77,206    $    71,257      $ 74,786        $43,870
                                  ==========    ==========     ===========  ===========    ==========      ========        -------

payable

Total stockholders' equity        $  216,842    $  283,718     $   292,110  $  302,767     $  352,465      $337,759        $390,047
                                  ==========    ==========     ===========  ==========     ==========      ========        --------
OTHER DATA:
Loss ratio                               8.9%          9.1%           8.1%         7.4%           5.5%          5.9%           5.0%
                                        ====          ====           ====         ====           ====           ====
Ratio of debt to total
capitalization**                        25.3%         21.5%          22.1%        19.1%          16.0%         17.2%           7.9%
                                       =====                                                    =====           =====
Ratio of earnings to fixed
charges                                 12.8          24.5            6.1          3.2           19.6           19.9          10.8
                                        ====          ====            ===          ===           ====           ====          ====
Cash dividends per share            $   0.27      $   0.34       $    0.40     $  0.40       $   0.46        $  0.34        $ 0.37
                                    ========      ========       ========-     ========      ========        -------         =====

---------------------------------

* Based upon the weighted average number of common shares outstanding. ** Capitalization includes minority interests and junior subordinated deferrable interest debentures.

                            THE PROPOSED TRANSACTIONS

     The Stock is to be offered directly by the Company in one or more of the following categories of transactions: (i) exchange transactions in which the Company offers Stock to holders ("Debt Holders") of promissory notes previously issued by the Company or its subsidiaries as total or part consideration for the acquisition by the Company or its subsidiaries of one or more businesses from Debt Holders (such debt "Acquisition Debt" and such a transaction an "Acquisition Debt Offer"); (ii) transactions in which the Company offers Stock to those shareholders of partially owned subsidiaries previously acquired by the Company or its subsidiaries (w) in lieu of rights under certain "earn-out" agreements, (x) that exercise their right to sell all or part of their share holdings to the Company or its subsidiaries (a "Put Right"), (y) that exchange all or a part of their shareholdings of stock in a subsidiary of the Company for Stock pursuant to an offer made by the Company (a "Tender Offer") or (z) upon the Company's exercise of certain call rights with regard to the stock of its subsidiaries owned by those shareholders; and (iii) transactions ("Acquisition Transactions") in which the Company offers Stock in connection with the acquisition of the assets of, or ownership interests in, certain entities engaged in the same or similar lines of business as the Company or any of its subsidiaries. In the case of Acquisition Transactions, the consideration to be paid by the Company or its subsidiaries may also include cash, promissory notes, other evidences of indebtedness, guarantees, assumption of liabilities, tangible or intangible property, or a combination thereof, as determined through negotiations between the Company and the owners or controlling persons of the assets or ownership interests to be acquired.

     The Company contemplates that the terms of an acquisition will be determined by negotiations between the Company's representatives and the owners or controlling persons of the assets or ownership interests to be acquired. Factors taken into account in acquisitions may include, among other relevant factors, the quality and reputation of the business, the assets, liabilities, results of operations and cash flows for the business, the quality of its management and employees, its earnings potential, the geographic locations of the business and the market value of the Stock of the Company. The Company anticipates that shares of Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Stock.

     The Company does not expect that underwriting discounts or commissions will be paid, except that finders fees may be paid to persons from time to time in connection with specific acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act.


                              SELLING STOCKHOLDERS

     Stock issued pursuant to this Prospectus, and any applicable Supplement or Post-Effective Amendment, may be reoffered pursuant hereto by the Selling Stockholders from time to time in transactions on the open market, in negotiated transactions, through the writing of options on such shares of Stock or through a combination of such methods of sale, at negotiated prices, fixed prices which may be changed, market prices prevailing at the time of sale or prices relating to such prevailing market prices. The Selling Stockholders may effect such transactions by selling the Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the purchasers of shares for whom such broker-dealer may act as agent or to whom they may sell as principal or both. The Company will not receive any part of the proceeds from the resale by the Selling Stockholders of any Stock pursuant hereto. The Company will bear all expenses (other than selling discounts and commissions and fees and expenses of the Selling Stockholders) in connection with the registration of the Stock being reoffered by the Selling Stockholders.

     The identity of the Selling Stockholders, the number of shares of Stock to be sold by the Selling Stockholders and the price per share of Stock will be determined at the time of the consummation of the particular transaction. Specific information regarding the transaction, the identity of the Selling Stockholders and the number of shares of Stock to be resold may be provided at the time of such transaction by means of a Supplement or a Post-Effective Amendment hereto, as applicable.

     The Selling Stockholders and any broker-dealers who act in connection with the sale of such shares of Stock hereunder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of such shares of Stock as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The Company intends to make available public information concerning itself in compliance with the Securities Act and the regulations thereunder, and accordingly, Rule 144 or Rule 145 under the Securities Act may be available for use by holders of Stock to effect transfers of such securities, subject to compliance with the remaining provisions of such rules.

                                   TAX MATTERS

     The following is a general discussion of certain U.S. federal income tax consequences of (i) the receipt of Stock by a holder of Acquisition Debt pursuant to an Acquisition Debt Offer, (ii) the proposed issuance of Stock as consideration upon the exercise of a Put Right (the "Put Offer") and (iii) the proposed exchange of stock in a partially owned subsidiary of the Company for Stock by shareholders of such partially owned subsidiary. Except as specifically noted, this discussion applies only to U.S. Holders (as defined herein). Further, this discussion applies only to U.S. Holders that hold Acquisition Debt or stock in a subsidiary of the Company, as the case may be, as capital assets and does not address aspects of U.S. federal income tax law that may be applicable to shareholders that are subject to special tax rules, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, persons who received stock in a subsidiary of the Company pursuant to an employee stock option or rights plan or otherwise as compensation, persons who hold Acquisition Debt or stock in a subsidiary of the Company as a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction for U.S. federal income tax purposes, persons that have a "functional currency" other than the U.S. dollar and Non-U.S. Holders (as defined herein). This summary does not address the tax consequences of an Acquisition Transaction. Also, this summary does not address state, local or foreign tax consequences that may be applicable. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of an Acquisition Debt Offer, Put Offer or Tender Offer, as the case may be, to such holder.

     This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed U.S. Treasury Regulations, changes to any of which subsequent to the date of these Offers may affect the tax consequences described herein (possibly retroactively).

     For purposes of this discussion, a "U.S. Holder" means a holder of Acquisition Debt or stock in a subsidiary of the Company, as the case may be, that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a partnership or corporation organized in or under the laws of the United States or any state thereof (including the District of Columbia),
(iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in U.S. Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date, that elect to continue to be treated as U.S. persons will also be treated as U.S. Holders. A Non-U.S. Holder is a holder of Acquisition Debt or Put Rights, as the case may be, that is not a U.S. Holder.


Acquisition Debt Offer

     Pursuant to an Acquisition Debt Offer, the holders of Acquisition Debt will receive Stock.

U.S. Holders of Acquisition Debt Issued by the Company that are Securities. The specific U.S. federal income tax consequences of the exchange to holders of Acquisition Debt issued by the Company will depend upon whether such notes constitute "securities" for purposes of the reorganization provisions of the Code. Important factors to be considered include, among other things, the length of time to maturity, the degree of continuing interest in the issuer and the purpose of the borrowing. Generally, corporate debt instruments with maturities when issued of less than five years are not considered securities and corporate debt instruments with maturities when issued of ten years or more may be considered securities. Accrued interest is not considered a security.

     In general and subject to the discussion of accrued interest below, if an Acquisition Debt issued by the Company constitutes a security (a "Company
Security"), holders of such indebtedness satisfy the continuity of shareholder interest requirement applicable to corporate reorganizations (which requires a continuing equity interest in the Company by holders of Company Securities), and the transaction satisfies the business purpose requirement and the continuity of business enterprise requirement for corporate reorganizations, the exchange of such security for Stock should qualify as a reorganization for U.S. federal income tax purposes. The following discussion contained in this section "U.S. Holders of Acquisition Debt Issued by the Company" assumes that the exchange of Company Securities for Stock pursuant to the Acquisition Debt Offer qualifies as a reorganization as defined in the Code.

     A U.S. Holder will not recognize gain or loss on the exchange of a Company Security for Stock (other than the amount, if any, in respect of accrued interest), except as described below with respect to the receipt of cash in lieu of fractional shares of Stock. The aggregated adjusted tax basis of Stock (other than the amount, if any, in respect of accrued interest) received by a U.S. Holder (including fractional shares of Stock deemed received and redeemed as described below) will be the same as the aggregate adjusted tax basis of the Company Securities exchanged therefor. The holding period of Stock (including the holding period of fractional shares of Stock, but excluding shares of Stock received in respect of accrued interest) received by a U.S. Holder will include the holding period of the Company Securities exchanged therefor. A U.S. Holder of Company Securities who receives cash in lieu of fractional shares of Stock will be treated as having received such fractional shares and then as having received cash in redemption of such fractional shares. Under Section 302 of the Code, provided that such deemed distribution is "substantially disproportionate" with respect to such U.S. Holder or is not "essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional shares. The maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such Securities exceeds one year and will be further reduced if such Securities were held for more than eighteen months.

     The amount of cash and the fair market value of Stock received by a cash basis U.S. Holder in exchange for Company Securities that is allocable to accrued interest for U.S. Federal income tax purposes will be taxable as ordinary interest income upon receipt. The amount of cash and the fair market value of Stock received by an accrual basis U.S. Holder that is allocable to accrued interest will not be taxable to such U.S. Holder to the extent such accrued interest has previously been included in income by such U.S. Holder. All U.S. Holders of Company Securities should be entitled to compute their gain or loss on the exchange by excluding from the amount received the portion allocable to accrued interest. U.S. Holders should consult their tax advisors as to the amount of cash to be received that is properly allocable to accrued interest.

     Any gain recognized by a U.S. Holder on a later sale or exchange of Stock received pursuant to an Acquisition Debt Offer will be treated as ordinary income to the extent of accrued "market discount" carried over in the exchange. Market discount is the amount by which the U.S. Holder's basis in the Company Security immediately after its acquisition is exceeded by the stated redemption price at maturity of the Company Security. If, however, such excess is less than 1/4 of 1% of the stated redemption price at maturity of the Company Security multiplied by the number of complete years from the U.S. Holder's acquisition date of the Company Security to its maturity date, the Company Security will be considered to have no market discount. Generally, market discount obligations do not include any Company Securities acquired by the tendering U.S. Holder at their original issue. U.S. Holders of Company Securities having market discount should consult their own tax advisors as to the effect to them of the market discount rules on the tender of Company Securities pursuant to an Acquisition Debt Offer.

     To the extent that Acquisition Debt held by a U.S. Holder constitutes an installment obligation for U.S. federal income tax purposes, such holder may be required to recognize currently any gain remaining with respect to the obligation. The rules regarding installment obligations are complex. Accordingly, U.S. Holders are urged to consult their own tax advisors regarding the application of such rules to their particular situation.

U.S. Holders of Acquisition Debt of Subsidiaries of the Company and Acquisition Debt of the Company That Does Not Constitute a Security. The receipt of Stock for (i) Acquisition Debt of the Company that are not securities or (ii) Acquisition Debt of any direct or indirect subsidiary of the Parent pursuant to an Acquisition Debt Offer by a U.S. Holder will be a taxable transaction for U.S. federal income tax purposes. In general, and subject to the discussion of accrued interest and market discount below, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the fair market value of Stock and the amount of cash received by a holder of Acquisition Debt pursuant to an Acquisition Debt Offer and such U.S. Holder's adjusted tax basis in such notes. Any such gain or loss will be capital gain or loss. The maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such Acquisition Debt exceeds one year and will be further reduced if such Acquisition Debt were held for more than eighteen months.

     To the extent that Acquisition Debt held by a U.S. Holder constitutes an installment obligation for U.S. federal income tax purposes, such holder may be required to recognize currently any gain remaining with respect to the obligation. The rules regarding installment obligations are complex. Accordingly, U.S. Holders are urged to consult their own tax advisors regarding the application of such rules to their particular situation.

     The amount of cash and the fair market value of Stock received by a cash basis U.S. Holder in exchange for Acquisition Debt that is allocable to accrued interest for U.S. Federal income tax purposes will be taxable as ordinary interest income upon receipt. The amount of cash and the fair market value of Stock received by an accrual basis U.S. Holder that is allocable to accrued interest will not be taxable to such U.S. Holder to the extent such accrued interest has previously been included in income by such U.S. Holder, and an accrual basis U.S. Holder should be able to deduct as an ordinary loss the excess, if any, of the amount of such accrued interest previously included in income over the amount of cash and the fair market value of Stock received that is allocable to accrued interest. All U.S. Holders of Acquisition Debt should be entitled to compute their gain or loss on the sale of Acquisition Debt by excluding from the amount received the portion allocable to accrued interest (with a corresponding increase in the amount of capital loss or decrease in the amount of capital gain which must be recognized by the U.S. Holder on the sale of Acquisition Debt). U.S. Holders should consult their tax advisors as to the amount of cash to be received that is properly allocable to accrued interest.

     An exception to the capital gain treatment described above applies to a U.S Holder who holds a Acquisition Note with "market discount". Market discount is the amount by which the U.S. Holder's basis in the Acquisition Note immediately after its acquisition is exceeded by the stated redemption price at maturity of the Acquisition Note. If, however, such excess is less than 1/4 of 1% of the stated redemption price at maturity of the Acquisition Note multiplied by the number of complete years from the U.S. Holder's acquisition date of the Acquisition Note to its maturity date, the Acquisition Note will be considered to have no market discount. The gain, if any, realized by the U.S. Holder of a market discount Acquisition Note on the sale or exchange of such Acquisition Note will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis, or, at the election of the U.S. Holder, on a constant interest basis) from the U.S. Holder's acquisition date to the date of sale, unless the U.S. Holder has elected to include market discount in income currently as it accrues. Any gain in excess of such accrued market discount will be subject to the capital gains rules described above. Generally, market discount obligations do not include any Acquisition Debt acquired by the tendering U.S. Holder at their original issue. If a U.S. Holder had interest expense attributable to market discount Acquisition Debt which interest expense was not allowed as a deduction under Section 1277(a) of the Internal Revenue Code of 1986, as amended (the "Code"), such interest expenses may be allowable in whole or in part upon such U.S. Holder's disposition of the Acquisition Debt. U.S. Holders of Acquisition Debt having market discount should consult their own tax advisors as to the effect to them of the market discount rules on the tender of Acquisition Debt pursuant to the Offer.

     Information Reporting and Backup Withholding Tax. United States information reporting will apply to proceeds from the sale of Acquisition Debt paid by a United States payor to a U.S. Holder (other than an "exempt recipient," including a corporation, a payee that is a Non-U.S. Holder that provides an appropriate certification and certain other persons). A United States payor will be required to withhold 31% of any such payment within the United States to a holder (other than an "exempt recipient") if such holder fails to furnish its correct taxpayer identification number and to certify under penalties of perjury that such holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Company or otherwise fails to comply with such backup withholding requirements. Accordingly, each Debt Holder should complete, sign and submit the Substitute Form W-9 in order to avoid the imposition of such backup withholding tax.


Earn-Out Transactions

In satisfaction of certain of its obligations under certain "earn-out" agreements (more fully discussed below), the Company or one or more of its subsidiaries may offer to satisfy its payment obligations in Stock rather than in cash otherwise payable under such agreement. Certain "earn-out" agreements have been entered into by the Company or one or more of its subsidiaries with employees as part of a compensation package for such employees. Others have been entered into by the Company or one or more of its subsidiaries as part of the consideration to be paid by the Company or one of its subsidiaries for the taxable acquisition of a business.

     Any Stock to be issued in satisfaction of a payment obligation under an "earn-out" agreement will not be subject to forfeiture.

     If Earn-Out Agreement is Compensation. The receipt of Stock instead of cash will not affect the taxable nature of the "earn-out" agreement. Generally, a U.S. Holder that is an employee receiving Stock should recognize ordinary income at the time of receipt of such Stock received pursuant to the "earn-out" agreement in an amount equal to the fair market value of such Stock at such time. The payment of Stock pursuant to an "earn-out" agreement that is compensatory in nature may be subject to U.S. wage withholding.

     If Earn-Out Agreement Was Part of Acquisition Consideration in Taxable Purchase of Business. The receipt of Stock instead of cash will not affect the taxable nature of the "earn-out" agreement. Such transaction will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the fair market value of Stock received pursuant to the Earn-Out Transaction and such U.S. Holder's adjusted tax basis in the stock or assets transferred to the Company or one of its subsidiaries (the "Transferred Assets"). Any such gain or loss will be capital gain or loss only if the Transferred Assets were held as capital assets. The maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if capital U.S. Holder's holding period for such Transferred Assets exceeds one year and will be further reduced if such Transferred Assets were held for more than eighteen months. If the Transferred Assets were not held as capital assets then such gain or loss will be ordinary gain or loss.

Put Offer

     Upon receiving notice of a holder's intention to exercise his or her Put Rights, the Company may offer to make payment in Stock rather than in cash or notes otherwise payable under the Put Right. The exercise of a Put Right would constitute a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the issue price of any debt obligations received pursuant to the Put Offer and such U.S. Holder's adjusted tax basis in the shares of stock subject to the put. Any such gain or loss will be capital gain or loss. The maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such Put Rights exceeds one year and will be further reduced if such Put Rights were held for more than eighteen months. The substitution of Stock will not alter the treatment of the exercise of a Put Right as a taxable transaction.

Tender Offer

     The Company or one of its subsidiaries may offer to acquire stock of a partially owned subsidiary of the Company held by a U.S. Holder in exchange for Stock (a "Tender Offer Exchange"). Such exchange may constitute a taxable transaction or it may qualify as a tax-free transaction for U.S. federal income purposes.

     In general, if a Tender Offer Exchange constitutes a taxable transaction for U.S. federal income tax purposes, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the total of the amount of cash received and the fair market value of Stock received pursuant to the Tender Offer, and such U.S. Holder's adjusted tax basis in its shares of stock. Any such gain or loss will be capital gain or loss. The maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such stock exceeds one year and will be further reduced if such stock was held for more than eighteen months.

     In general, if a Tender Offer Exchange constitutes a reorganization for U.S. federal income tax purposes:

          (i) no gain or loss will be recognized by a U.S. Holder of stock of a subsidiary of the Company upon the exchange pursuant to the Tender Offer of such stock solely for Stock, except with respect to the receipt of cash in lieu of fractional shares of Stock;

          (ii) the aggregate adjusted tax basis of shares of Stock received pursuant to the Tender Offer by a U.S. Holder of stock of a subsidiary of the Company (including fractional shares of Stock deemed received and redeemed as described below) will be the same as the aggregate adjusted tax basis of the stock exchanged therefore, increased by gain recognized by the U.S. Holder and reduced by the amount of cash and the fair market value of any other property received by the U.S. Holder in the Tender Offer Exchange;

          (iii) the holding period of shares of Stock received pursuant to the Tender Offer by a U.S. Holder of stock of a subsidiary of the Company (including fractional shares of Stock deemed received and redeemed as described below) will include the holding period of the stock of a subsidiary of the Company exchanged therefore, provided such shares were held as capital assets; and

          (iv) a U.S. Holder of stock of a subsidiary of the Company who receives cash in lieu of fractional shares of Stock will be treated as having received such fractional shares and then as having received such cash in redemption of such fractional shares. Under Section 302 of the Code, provided such fractional shares would have constituted a capital asset in the hands of such holder and provided such deemed redemption is now "substantially disproportionate" with respect to such holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the owner will generally recognize capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in such fractional shares. Such capital gain or loss will be long-term capital gain or loss if the holding period in the fractional shares is more than one year.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED TO THE DATE HEREOF, EXISTING AND PROPOSED U.S. TREASURY REGULATIONS PROMULGATED THEREUNDER, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, CHANGES TO ANY OF WHICH COULD AFFECT THE TAX CONSEQUENCES DESCRIBED HEREIN AND COULD BE MADE ON A RETROACTIVE BASIS. HOLDERS OF ACQUISITION DEBT AND HOLDERS OF PUTS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION DEBT OFFER AND PUT OFFER, AS THE CASE MAY BE, TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, STATE, LOCAL AND FOREIGN TAX LAWS.

     THE TAX CONSEQUENCES OF AN "ACQUISITION TRANSACTION" (AS SUCH TERM IS HEREIN DEFINED) ARE NOT COVERED BY THIS TAX DISCUSSION. SUCH A DISCUSSION MAY BE INCLUDED IN A SUPPLEMENT OR POST-EFFECTIVE AMENDMENT AS REQUIRED BY THE SECURITIES ACT.


                                  LEGAL MATTERS

     The validity of the shares of Stock offered hereby will be passed upon for the Company by White & Case LLP, Los Angeles, California.


                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                                      * * *

                                     PART II

                     Information Not Required in Prospectus

ITEM 20.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subject to certain limitations, Section 317 of the California Corporations Code provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent (which term includes officers and directors) of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

     The California indemnification statute, as provided in Section 317 of the California Corporations Code (noted above), is nonexclusive and allows a corporation to expand the scope of indemnification provided, whether by provisions in its Bylaws or by agreement, to the extent authorized in the corporation's articles.

     The Articles of Incorporation of the Registrant provide that: "The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law." The effect of this provision is to exculpate directors from any liability to the Registrant, or anyone claiming on the Registrant's behalf, for breaches of the directors' duty of care. However, the provision does not eliminate or limit the liability of a director for actions taken in his capacity as an officer. In addition, the provision applies only to monetary damages and is not intended to impair the rights of parties suing on behalf of the Registrant to seek equitable remedies (such as actions to enjoin or rescind a transaction involving a breach of the directors' duty of care or loyalty).

     The Bylaws of the Registrant provide that, subject to certain qualifications, "(i) the corporation shall indemnify its Officers and Directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the corporation is required to advance expenses to its Officers and Directors as incurred, including expenses relating to obtaining a determination that such Officers and Directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) an Officer or Director may bring suit against the corporation if a claim for indemnification is not timely paid; (iv) the corporation may not retroactively amend this Section 1 in a way which is adverse to its Officers and Directors; (v) the provisions of subsections (i) through
(iv) above apply to all past and present Officers and Directors of the corporation." "Officer" includes the following officers of the Registrant:
Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Treasurer, Assistant Treasurer and such other officers as the board shall designate from time to time. "Director" of the Registrant means any person appointed to serve on the Registrant's board of directors either by its shareholders or by the remaining board members.

     Each of the Registrant's 1996 Stock Option Plan and its 1997 Directors' Stock Plan (each individually, the "Plan") provides that, subject to certain conditions, "The Company shall, through the purchase of insurance or otherwise, indemnify each member of the Board (or board of directors of any affiliate), each member of the [Compensation] Committee, and any [other] employees to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all claims, losses, damages, and expenses, including attorneys' fees, and any liability, including any amounts paid in settlement with the Company's approval, arising from the individual's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person."


ITEM 21.           EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

3.   Restated  Articles  of  Incorporation  of  The  First  American   Financial
     Corporation dated January 1, 1998.

4.1. Description  of the  Registrant's  capital  stock in  Article  Sixth of the
     Restated  Articles  of  Incorporation  of  the  First  American   Financial
     Corporation (contained in Exhibit 3).

4.2. Rights   Agreement,   incorporated   by  reference  to  Exhibit  4  of  the
     Registrant's Registration Statement on Form 8-A dated November 7, 1997.

5.   Opinion of counsel regarding legality.

23.1. Consent of independent accountants.

23.2. Consent of counsel (contained in Exhibit 5).

24.  Power of Attorney.

ITEM 23.           UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                      * * *

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, state of California, on February 2, 1998.


                                    THE FIRST AMERICAN FINANCIAL
                                    CORPORATION



                                    By:/s/ Parker S. Kennedy
                                    Parker S. Kennedy, President
                                    (Principal Executive Officer)

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date:  February 2, 1998            By:/s/ D.P. Kennedy
                                       -----------------------------------------
                                    D.P. Kennedy, Chairman and Director



Date:  February 2, 1998             By:/s/ Parker S. Kennedy
                                       -----------------------------------------
                                    Parker S. Kennedy, President and Director


Date:  February 2, 1998             By:/s/ Thomas A. Klemens
                                       -----------------------------------------
                                    Thomas A. Klemens, Executive Vice
                                    President, Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date:  January 28, 1998                          By:/s/ George L. Argyros*
                                                    ----------------------------
                                                 George L. Argyros, Director

Date:  January 28, 1998                          By:/s/ Gary J. Beban*
                                                    ----------------------------
                                                 Gary J. Beban, Director

Date:  January 28, 1998                          By:/s/ J. David Chatham*
                                                    ----------------------------
                                                 J. David Chatham, Director

Date:  January 28, 1998                          By:/s/ William G. Davis*
                                                    ----------------------------
                                                 William G. Davis, Director

Date:  January __, 1998                          By:
                                                    ----------------------------
                                                 James L. Doti, Director

Date:  January 28, 1998                          By:/s/ Lewis W. Douglas, Jr.*
                                                    ----------------------------
                                                 Lewis W. Douglas, Jr., Director

Date:  January 28, 1998                          By:/s/ Paul B. Fay, Jr.*
                                                    ----------------------------
                                                 Paul B. Fay, Jr., Director

Date:  January 28, 1998                          By:/s/ Dale F. Frey*
                                                    ----------------------------
                                                 Dale F. Frey, Director

Date:  January 28, 1998                          By:/s/ Anthony R. Moiso*
                                                    ----------------------------
                                                 Anthony R. Moiso, Director

Date:  January __, 1998                          By:
                                                    ----------------------------
                                                 Rudolph J. Munzer, Director

Date:  January 28, 1998                          By:/s/ Frank O'Bryan*
                                                    ----------------------------
                                                 Frank O'Bryan, Director

Date:  January 28, 1998                          By:/s/ Roslyn B. Payne*
                                                    ----------------------------
                                                 Roslyn B. Payne, Director

Date:  January __, 1998                          By:
                                                    ----------------------------
                                                 D. Van Skilling, Director

Date:  January __, 1998                          By:
                                                    ----------------------------
                                                 Virginia Ueberroth, Director



*By:/s/ Mark R Arnesen
 Mark R Arnesen
 Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                     DESCRIPTION

3.   Restated  Articles  of  Incorporation  of  The  First  American   Financial
     Corporation dated January 1, 1998.

4.1. Description  of the  Registrant's  capital  stock in  Article  Sixth of the
     Restated  Articles  of  Incorporation  of  the  First  American   Financial
     Corporation (contained in Exhibit 3).

4.2. Rights   Agreement,   incorporated   by  reference  to  Exhibit  4  of  the
     Registrant's Registration Statement on Form 8-A dated November 7, 1997.

5.   Opinion of counsel regarding legality.


23.1. Consent of independent accountants.

23.2. Consent of counsel (contained in Exhibit 5).

24.   Power of Attorney.